Exhibit 99.1

Beam Global Reports Fiscal Q1 2021 Financial Results

Conference Call Today at 4:30 PM ET

SAN DIEGO, CA, May 24, 2021—Beam Global, (Nasdaq: BEEM, BEEMW) (“Beam” or “the Company”), the leading provider of innovative sustainable technology for electric vehicle (EV) charging, outdoor media and energy security, today announced financial results for the fiscal first quarter ended March 31, 2021.

First Quarter and Recent Company Highlights

•	Current Contracted Backlog exceeds $5M.

•	Operating capital of $30M – historic high. No debt.

•	California places largest order in the Company’s history. The California Department of General Services (DGS) placed an order for 52 EV ARC™ solar-powered EV charging systems that will expand access to sustainable EV charging and emergency power for 12 state government agencies. This is the largest order in the Company’s history.

•	Electrify America deploys Jeep branded EV ARC™ in support of the Jeep 4xe off-grid, renewably energized charging network for off-road environments.

•	Orders received from Federal agencies through recently awarded GSA contract.

•	EV ARC™ systems deployed for municipalities, education, enterprise and utility customers.

•	The City of San Diego deployed EV ARCTM solar-powered charging systems to fuel the city’s growing fleet of electric vehicles and provide emergency preparedness assets. Press event/ribbon cutting with Mayor Gloria and two EV ARC™ systems charging 10 Chevy Bolts simultaneously.

•	Press event/ribbon cutting with Mayor of Olathe, Kansas announcing the deployment of 6 EV ARC™ systems for public and city vehicle use. First EV ARC™ deployment in Kansas.

•	A global entertainment brand deployed the first EV ARC™ system to power on-location film production equipment and electric vehicles.

•	Solar Tree® delivery for full size electric buses in California.

“Our current contracted backlog, combined with YTD revenue already exceeds our 2020 revenues, our pipeline is near historic highs and we still have seven months of selling left in 2021,” said Beam CEO Desmond Wheatley. “We believe that a combination of federal, state and local spending on EV charging infrastructure, combined with an increase in workplace charging with a return to the office, post vaccine in the second half, will create a level of demand for our products we have not previously experienced. An increased awareness of the importance of rapidly deployed, construction-free EV charging infrastructure, which is renewably energized and immune to blackouts, favors our differentiators and we are seeing this both from Government and enterprise. 2021 is shaping up to be an excellent year for Beam Global.”

Fiscal Q1 2021 Financial Summary

Revenues

Our revenues for the first fiscal quarter ended March 31, 2021 were $1,372,392, compared to $1,317,052 for the same period in the prior year, a 4% increase. As in the past, our shipments to municipalities continued strong, and we also shipped systems into federal, academic, utility and enterprise segments. This included the sale of a unit to Jeep, a Stellantis brand, and one to their partner Electrify America, both for use in the Moab, UT launch of their Jeep 4xe Charging Network to provide EV charging at Jeep Badge of Honor off-road trailheads throughout the U.S. By comparison, revenues in the first quarter of 2020 were heavily concentrated on state and local municipalities in several cities across the U.S.

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Gross Loss

The gross loss for the three months ended March 31, 2021 was $149,120 compared to a gross loss of $39,641 for the same period in 2020. Our gross loss increased primarily due to an increase in costs for the new EV ARC™ 2020 unit that was launched at the end of 2019 and rolled out in 2020, compared to the original EV ARC™. As we’ve previously experienced, the initial costs of a new product start out high and then improve over time as a result of improvements to the production process and the reduction of material costs. We expect our margins to improve as we increase our production levels, which will reduce our overhead costs per unit and improve our labor efficiency.

Operating Expenses

Total operating expenses were $1,102,675 for the three months ended March 31, 2021, compared to $902,000 for the same period in 2020, a 22% increase. The increase was primarily due to $85,875 for non-cash compensation expense for stock option expense and vesting of director restricted shares, $51,605 for increased sales headcount to support revenue growth, $29,241 for R&D increased headcount to support development projects and other net increases.

Net Loss
The net loss for the first quarter of 2021 was $1,250,809, compared to $942,521 for the first quarter of 2020. This is primarily attributable to the increase in gross loss and increased operating expenses.

Cash and Working Capital

At March 31, 2021, we had cash of $28,214,029, compared to $26,702,804 at December 31, 2020. The increase resulted from the exercise of warrants, partially offset by cash used in operations. Our working capital increased from $28,063,320 to $29,507,478 from December 31, 2020 to March 31, 2021.

Conference Call Today at 4:30 PM ET

Management will host a conference call today at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10156949/e8d906c5f6

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL:

https://services.choruscall.com/mediaframe/webcast.html?webcastid=dmWfd6VU

About Beam Global
Beam Global is a Cleantech leader that produces innovative, sustainable technology for electric vehicle (EV) charging, outdoor media, and energy security, without the construction, disruption, risks and costs of grid-tied solutions. Products include the patented EV ARC™ and Solar Tree® lines with BeamTrak™ patented solar tracking, and ARC Technology™ energy storage, along with EV charging, outdoor media and disaster preparedness packages.

The company develops, patents, designs, engineers and manufactures unique and advanced renewably energized products that save customers time and money, help the environment, empower communities and keep people moving. Based in San Diego, the company produces Made in America products. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW (formerly Envision Solar, EVSI, EVSIW). For more information visit https://BeamForAll.com/, LinkedIn, YouTube and Twitter.

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Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements.

Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

Next PR

Press@BeamForAll.com

+1 813-526-1195

Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-295-7661

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Beam Global

Condensed Balance Sheets

(000's omitted)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$28,214	$26,703
Accounts receivable	1,584	1,786
Prepaid and other current assets	141	321
Inventory, net	1,553	1,093
Total current assets	31,492	29,903

Property and equipment, net	250	235
Operating lease right of use asset	2,362	2,419
Patents, net	308	294
Deposits	52	52
Total assets	$34,464	$32,903

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$895	$728
Accrued expenses	531	392
Sales tax payable	41	92
Deferred revenue	98	107
Operating lease liabilities, current	420	521
Total current liabilities	1,985	1,840

Operating lease liabilities, noncurrent	1,964	1,911
Total liabilities	3,949	3,751

Total stockholders' equity	30,515	29,152
Total liabilities and stockholders' equity	$34,464	$32,903

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Beam Global

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020

Revenues	$1,372	$1,317
Cost of revenues	1,521	1,357
Gross loss	(149)	(40)

Operating expenses	1,103	902
Loss from operations	(1,252)	(942)

Other income (expense)
Interest income	1	9
Interest expense	–	(10)
Total other income (expense), net	1	(1)

Net loss	$(1,251)	$(943)

Net loss per share - basic and diluted	$(0.14)	$(0.17)
Weighted average shares outstanding - basic and diluted	8,764,959	5,523,174

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